As Filed With the Securities and Exchange Commission on December 12, 2005

SEC File ______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Initial Filing

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DE BEIRA GOLDFIELDS INC.
(Name of Small Business Issuer in its Charter)

Nevada	1000	00-0000000
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1530 Duthie Avenue
Burnaby, British Columbia
Canada, V5A 2R6
Telephone: (604) 729-5091
Facsimile: (604) 648-8094

(Address and telephone number of principal executive offices and principal place of business)

Agent for Service: Michele Fronzo De Beira Goldfields Inc. 1530 Duthie Avenue Burnaby, British Columbia Canada, V5A 2R6 Telephone: (604) 729-5091 Facsimile: (604) 648-8094	With a Copy To: Joseph I. Emas 1224 Washington Avenue Miami Beach, Florida 33139 Telephone: (305) 531-1174 Facsimile: (305) 531-1274

Approximate Date of Proposed Sale to the Public:
As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box	[X]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box	[ ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box	[ ]
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box	[ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box	[ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be registered	Dollar Amount To Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee [1]
Common Stock	2,375,000	$118,750.00	$0.05	$118,750.00	$12.71

[1] Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based on a bona fide estimate of the maximum offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Dated December 12, 2005

Prospectus

DE BEIRA GOLDFIELDS INC.

2,375,000 Shares
Common Stock

The selling shareholders named in this prospectus are offering all of our shares of common stock through this prospectus. We will not receive any proceeds from this offering.

We are a startup exploration stage company without operations.

Our common stock is not presently traded on any market or securities exchange. The selling shareholders are required to sell our shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

This investment involves a high degree of risk see "Risk Factors" on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

Table of Contents

Prospectus Summary 4

Risk Factors 7

If we do not obtain additional financing, our business plan will fail. 7

Our failure to make required payments or expenditures could cause us to lose title to the mineral claim. 7

Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment. 7

Because we have only recently commenced business operations, we expect to incur operating losses for the foreseeable future. 7

If we do not find a joint venture partner for the continued development of our mineral claim, we may not be able to advance exploration work. 8

Because our management has no experience in the mineral exploration business we may make mistakes and this could cause our business to fail. 8

Because our sole director and officer owns the majority of our company's common stock, he has the ability to override the interests of the other stockholders. 8

Because of the speculative nature of mineral property exploration, there is substantial risk that no commercially viable gold deposits will be found and our business will fail. 8

Because of the inherent dangers involved in gold exploration, there is a risk that we may incur liability or damages as we conduct our business. 8

Because access to our mineral claim is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts. 8

As we undertake exploration of our mineral claim, we will be subject to compliance of government regulation that may increase the anticipated time and cost of our exploration program. 9

If we do not obtain clear title to the mineral claim, our business may fail. 9

Because market factors in the mining business are out of our control, we may not be able to market any minerals that may be found. 9

Because we hold a significant portion of our cash reserves in United States dollars, we may experience weakened purchasing power in Canadian dollar terms. 9

Our auditors have expressed substantial doubt about our ability to continue as a going concern. 9

There is no liquidity and no established public market for our common stock and it may prove impossible to sell your shares. 9

If the selling shareholders sell a large number of shares all at once or in blocks, the value of our shares would most likely decline. 10

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock. 10

Use of Proceeds 11

Determination of Offering Price 11

Dilution 11

Selling Shareholders 12

Plan of Distribution 15

Legal Proceedings 17

Directors, Executive Officers, Promoters and Control Persons 18

Security Ownership of Certain Beneficial Owners and Management 19

Description of Securities 20

Interest of Named Experts and Counsel 22

Disclosure of Commission Position of Indemnification for Securities Act Liabilities 22

Organization Within Last Five Years 22

Description of Business 23

Management's Discussion and Analysis 27

Description of Property 31

Certain Relationships and Related Transactions 32

Market for Common Equity and Related Stockholder Matters 33

Executive Compensation 35

Financial Statements 36

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure 46

Prospectus Summary

The following summary is a shortened version of more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

We are a startup exploration stage company without operations and we are in the business of gold exploration. There is no assurance that a commercially viable deposit exists on our mineral claim. Exploration will be required before a final evaluation as to the economic and legal feasibility of our mineral claim is determined.

On May 20, 2005 we staked a 389 hectare (approximately 960 acres) mineral claim in the Province of British Columbia, Canada using an online staking system operated by the government of British Columbia. The name of this claim is “De Beira 1”. Under the British Columbia Mineral Tenure Act, title to British Columbia mineral claims can only be held by individuals or British Columbia corporations. Because of this regulation, our President is holding the mineral claim in trust for us until we can determine whether there is a commercially viable gold deposit on our claim. If we determine that there is a commercially viable gold deposit on our claim we will incorporate a British Columbia subsidiary to hold title to the claim and our President will transfer the mineral claim to the subsidiary. The transfer will be at no cost to us other than the costs associated with the incorporation of the British Columbia subsidiary.

The De Beria 1 mineral claim is newly staked and is located northwest of Atlin, in the Teslin Plateau of northwestern British Columbia in proximity to the Yukon Border. The claim lies approximately 1 mile south-southeast of the south end of Partridge Lake and 10 miles northwest of Bennett, British Columbia, a station on the White Pass and Yukon Railway route. To our knowledge no one has been on our mineral claim since 1988.

The claim is remote and is best accessed by helicopter from the town of Atlin, British Columbia. There is no electrical power that can be utilized on the property other than electrical power that can be provided by gas or diesel generators that we would bring on site. We have not commenced any work on the property. Michele Fronzo is our sole director and officer and has no previous experience in mineral exploration or operating a mining company.

Mr. Fronzo owns 60% of our outstanding common stock. Since Mr. Fronzo owns a majority of our outstanding shares and he is the sole director and officer of our company he has the ability to elect directors and control the future course of our company. Investors may find the the corporate decisions influenced by Mr. Fronzo are inconsistent with the interests of other stockholders.

Our consulting geologist Erik A. Ostensoe has written a report dated June 14, 2005, providing us with recommendations of how we should explore our claim. The potential economic significance of the mineral claim is that according to our consulting geologist's report, our mineral claim is in such a location that is generally considered to be highly prospective for the location of metallic mineral deposits. Also the area is difficult to access and has not been as thoroughly prospected as have more accessible sites. Additionally, recent warming trends have resulted in significant retreat of glaciers and snowfields and exposed much previously unexposed bedrock that may reward prospecting.

Our objective is to conduct exploration activities on our mineral claim to assess whether the claim possesses any commercially viable gold deposits. Until we can validate otherwise, the claim is without known reserves and we are planning a three phase program to explore our claim. Access to the claim is restricted to the period of June 1 to October 15 of each year due to snow in the area. This means that our exploration activities are limited to a period of about four and a half months per year. We will explore our claim between June 1, 2006 and October 15, 2006 and our goal is to complete our first phase of exploration within this period. The following table summarizes the three phases of our anticipated exploration program.

Phase Number	Planned Exploration Activities	Time table
Phase One	Identify favorable rock formations, obtain and submit rock, soil and stream sediment samples.	Between June 1, 2006 to October 15, 2006
Phase Two	Further rock and soil samples, limited trenching using hand tools, dynamite, and possibly simple geophysical survey methods.	Between June 1, 2007 to October 15, 2007
Phase Three	Depending on results of Phase One and Phase Two drill holes in selected areas.	Between June 1, 2008 to October 15, 2008

If our exploration activities indicate that there are no commercially viable gold deposits on our De Beira 1 claim we will abandon the claim and stake a new claim to explore in British Columbia. We will continue to stake an explore claims in British Columbia as long as we can afford to do so.

To date we have raised $46,750 via three offerings completed in March 2005, April 2005 and June 2005. The following table summarizes the date of offering, the price per share paid, the number of shares sold and the amount raised for these three offerings.

Closing Date of Offering	Price Per Share Paid	Number of Shares Sold	Amount Raised
March 22, 2005	$0.001	3,000,000	$3,000
April 15, 2005	$0.01	1,875,000	$18,750
June 30, 2005	$0.05	500,000	$25,000

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations.

Name, Address, and Telephone Number of Registrant

De Beira Goldfields Inc.
1530 Duthie Avenue
Burnaby, British Columbia
Canada, V5A 2R6

Tel: (604) 729-5091

The Offering

Securities Offered	Being up to 2,375,000 shares of common stock. The shares of common stock are being offered by selling shareholders and not our company.
Offering Price

The selling shareholders will sell our shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiate prices. We determined this offering price arbitrarily based upon the last sale of our common stock to investors.

Terms of the Offering

The selling shareholders will determine when and how they sell the common stock offered in this prospectus. We will cover the expenses associated with the offering which we estimate to be $14,163. Refer to “Plan of Distribution”.

Termination of the Offering	The offering will conclude when all of the 2,375,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.
Securities Issued And to be Issued	5,875,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.
Use of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling shareholders. The funds that we raised through the sale of our common stock were used to cover administrative and professional fees such as accounting, legal, geologist, technical writing, printing and filing costs.

Summary Financial Information

The tables and information below are derived from our audited financial statements for the year-ended August 31, 2005 and the period ended August 31, 2004. We have working capital of $39,981 as at August 31, 2005.

Financial Summary	August 31, 2005 $	August 31, 2004 $
Cash	46,011	−
Total Assets	46,011	−
Total Liabilities	6,030	−
Total Liabilities and Stockholder's Equity	46,011	−

Statement of Operations	Accumulated From May 28, 2004 (Date of Inception) to August 31, 2005 $	For the Year Ended August 31, 2005 $	From May 28, 2004 (Date of Inception) to August 31, 2004 $
Revenue	−	−	−
Net Loss For the Period	(16,269)	(15,769)	(500)
Net Loss per Share		(0.01)	−

The book value of our company's outstanding common stock is $0.01 per share as at August 31, 2005.

Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following known material risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

If we do not obtain additional financing, our business plan will fail.

Our current operating funds are estimated to be sufficient to complete the first phase of our exploration program on our De Beira 1 mineral claim. However, we will need to obtain additional financing in order to complete our business plan. Our business plan calls for significant expenses in connection with the exploration of our mineral claim. We have not made arrangements to secure any additional financing.

Our failure to make required payments or expenditures could cause us to lose title to the mineral claim.

The De Beira 1 mineral claim has an expiry date of May 20, 2006 and in order to maintain the tenure in good standing it will be necessary for us to coordinate an agent to perform and record valid exploration work with value of CDN$4 per hectare in anniversary years 1, 2, and 3, and CDN$8 per hectare in subsequent years or pay the equivalent sum to the Province of British Columbia in lieu of work. Failure to perform and record valid exploration work or pay the equivalent sum to the Province of British Columbia on the anniversary dates will result in forfeiture of title to the claim.

Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.

We have not begun the initial stages of exploration of our mineral claim, and thus have no way to evaluate the likelihood whether we will be able to operate our business successfully. We were incorporated on May 28, 2004 and to date have been involved primarily in organizational activities, obtaining financing and staking our mineral claim. We have not earned any revenues and we have never achieved profitability as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in the light of problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks our business will likely fail and you will lose your entire investment in this offering.

Because we have only recently commenced business operations, we expect to incur operating losses for the foreseeable future.

We have never earned any revenue and we have never been profitable. Prior to completing exploration on our De Beira 1 mineral claim, we may incur increased operating expenses without realizing any revenues from our claim, this could cause us to fail and you will lose your entire investment in this offering.

If we do not find a joint venture partner for the continued development of our mineral claim, we may not be able to advance exploration work.

If the results of our Phase One exploration program are successful, we may try to enter a joint venture agreement with a partner for the further exploration and possible production of our De Beira 1 claim. We would face competition from other junior mineral resource exploration companies who have properties that they deem to be attractive in terms of potential return and investment cost. In addition, if we entered into a joint venture agreement, we would likely assign a percentage of our interest in the De Beira 1 claim to the joint venture partner. If we are unable to enter into a joint venture agreement with a partner, we may fail and you may lose your entire investment in this offering.

Because our management has no experience in the mineral exploration business we may make mistakes and this could cause our business to fail.

Our President has no previous experience operating an exploration or a mining company and because of this lack of experience he may make mistakes. Our management lacks the technical training and experience with exploring for, starting, or operating a mine. With no direct training or experience in these areas our management may not be fully aware of the many specific requirements related to working in this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to our management's lack of experience in this industry.

Because our sole director and officer owns the majority of our company's common stock, he has the ability to override the interests of the other stockholders.

Our President owns 60% of our outstanding common stock and serves as our sole director. Investors may find the corporate decisions influenced by our President are inconsistent with the interests of other stockholders.

Because of the speculative nature of mineral property exploration, there is substantial risk that no commercially viable gold deposits will be found and our business will fail.

Exploration for gold is a speculative venture involving substantial risk. We can provide investors with no assurance that our De Beira 1 mineral claim contains commercially viable gold deposits. The exploration program that we will conduct on our claim may not result in the discovery of commercial viable gold deposits. Problems such as unusual and unexpected rock formations and other conditions are involved in gold exploration often result in unsuccessful exploration efforts. In such a case, we may be unable to complete our business plan and you could lose your entire investment in this offering.

Because of the inherent dangers involved in gold exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for gold involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets resulting in the loss of your entire investment in this offering.

Because access to our mineral claim is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts.

Access to our De Beira 1 mineral claim is restricted to the period between June 1 and October 15 of each year due to snow in the area. As a result, any attempts to visit, test, or explore the property are largely limited to these few months of the year when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as mining and production in the event that commercial amounts of minerals are found. Such delays can result in our inability to meet deadlines for exploration expenditures as defined by the Province of British Columbia. This could cause our business venture to fail and the loss of your entire investment in this offering unless we can meet deadlines.

As we undertake exploration of our mineral claim, we will be subject to compliance of government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the mining laws and regulations as contained in the Mineral Tenure Act of the Province of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

If we do not obtain clear title to the mineral claim, our business may fail.

Under British Columbia law, title to British Columbia mineral claim can only be held by individuals or British Columbia corporations. Since we are a Nevada corporation we are not legally allowed to hold claims in British Columbia. Our mineral claim is being held in trust for us by our President as he is an individual. If we confirm economically viable deposits of gold on our mineral claim we will incorporate a British Columbia subsidiary to hold title the mineral claim and our President will transfer the claim to the subsidiary. Until we can confirm viable gold deposits, our President is holding the claim in trust for us by means of a trust agreement. However, there could be situations such as the death of our President that could prevent us from obtaining clear title to the mineral claim. If we are unable to obtain clear title to the mineral claim our business will likely fail and you will lose your entire investment in this offering.

Because market factors in the mining business are out of our control, we may not be able to market any minerals that may be found.

The mining industry, in general, is intensely competitive and we can provide no assurance to investors even if gold is discovered that a ready market will exist from the sale of any gold found. Numerous factors beyond our control may affect the marketability of gold. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital and you may lose your entire investment in this offering.

Because we hold a significant portion of our cash reserves in United States dollars, we may experience weakened purchasing power in Canadian dollar terms.

We hold a significant portion of our cash reserves in United States dollars. Due to foreign exchange rate fluctuations, the value of these United States dollar reserves can result in both translation gains or losses in Canadian dollar terms. If there was to be a significant decline in the United States dollar versus the Canadian Dollar, our US dollar purchasing power in Canadian dollars would also significantly decline. We have not entered into derivative instruments to offset the impact of foreign exchange fluctuations.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

The accompanying financial statements have been prepared assuming that we will continue as a going concern. As discussed in Note 1 to the financial statements, we were recently incorporated on May 28, 2004, and we do not have a history of earnings, and as a result, our auditors have expressed substantial doubt about our ability to continue as a going concern. Continued operations are dependent on our ability to complete equity or debt financings or generate profitable operations. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.

There is no liquidity and no established public market for our common stock and it may prove impossible to sell your shares.

There is presently no public market in our shares. While we intend to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities, we cannot guarantee that such sponsorship will be approved and our stock listed and quoted for sale. Even if our shares are quoted for sale, buyers may be insufficient in numbers to allow for a robust market, it may prove impossible to sell your shares.

If the selling shareholders sell a large number of shares all at once or in blocks, the value of our shares would most likely decline.

The selling shareholders are offering 2,375,000 shares of our common stock through this prospectus. They must sell these shares at a fixed price of $0.05 until such time as they are quoted on the OTC Bulletin Board or other quotation system or stock exchange. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of large numbers of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 40% of the common shares currently outstanding.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

  that a broker or dealer approve a person's account for transactions in penny stocks; and

  the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

  obtain financial information and investment experience objectives of the person; and

  make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

  sets forth the basis on which the broker or dealer made the suitability determination; and

  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The selling shareholders are required to sell our shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 2,375,000 shares of the common stock offered through this prospectus. These shares were acquired from us in the following private placements:

  1,875,000 shares of our common stock that the selling shareholders acquired from us in an offering the was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on April 15, 2005; and

  500,000 shares of our common stock that the selling shareholders acquired from us in an offering the was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on June 30, 2005.

The shares were sold solely by our President to his close friends and close business associates under exemptions provided in Canada and Regulation S. There was no private placement agent or others who were involved in placing the shares with the selling shareholders.

The following table provides as of the date of this prospectus information regarding the beneficial ownership our our common stock held by each of the selling shareholders, including:

  the number of shares owned by each before the offering

  the total number of shares that are to be offered for each the total number of shares that will be owned by each upon completion of the offering; and

  the percentage owned by each upon completion of the offering.

Name of Selling Shareholder	Shares Owned Before the Offering	Total Number of Shares to be Offered for the Security Holder's Account	Total Shares Owned After the Offering is Complete	Percentage of Shares Owned After the Offering is Complete
Frank Anselmo	25,000	25,000	Nil	Nil
Dimitri Bergos	25,000	25,000	Nil	Nil
Gary Brown	25,000	25,000	Nil	Nil
Al Bussey	125,000	125,000	Nil	Nil
Steve Curkovic	25,000	25,000	Nil	Nil
Charlie Cuzzetto	25,000	25,000	Nil	Nil
Francesco Dato	125,000	125,000	Nil	Nil
Anna Di Salvo	125,000	125,000	Nil	Nil
Clay English	125,000	125,000	Nil	Nil
Nancy Erlenson	125,000	125,000	Nil	Nil
Joni Fauteux	125,000	125,000	Nil	Nil
Rick Finlayson	125,000	125,000	Nil	Nil
Angelo Freda	125,000	125,000	Nil	Nil
Lillianna Fronzo[1]	25,000	25,000	Nil	Nil
Gino Gaita	25,000	25,000	Nil	Nil
Kathy Gardner	125,000	125,000	Nil	Nil
Soffia Ghouri	125,000	125,000	Nil	Nil
Barry Holloway	25,000	25,000	Nil	Nil

Name of Selling Shareholder	Shares Owned Before the Offering	Total Number of Shares to be Offered for the Security Holder's Account	Total Shares Owned After the Offering is Complete	Percentage of Shares Owned After the Offering is Complete
Samantha Kaslo	25,000	25,000	Nil	Nil
Randy Lofstrom	25,000	25,000	Nil	Nil
Antonio Lupo	25,000	25,000	Nil	Nil
Francesco Mandarnioa	25,000	25,000	Nil	Nil
Massimo Mandarnio	25,000	25,000	Nil	Nil
Clay McMeekin	25,000	25,000	Nil	Nil
Mike McNeily	125,000	125,000	Nil	Nil
Dean McQueen	125,000	125,000	Nil	Nil
Bernardo Morello[2]	25,000	25,000	Nil	Nil
Gaetano Morello[2]	25,000	25,000	Nil	Nil
Johnny Pashalidis	25,000	25,000	Nil	Nil
Carla Radiuk	25,000	25,000	Nil	Nil
Michael Sklavenitis	25,000	25,000	Nil	Nil
Mario Trivisano[3]	125,000	125,000	Nil	Nil
Tony Trivisano[3]	125,000	125,000	Nil	Nil
Vito Trotti	125,000	125,000	Nil	Nil
Kristin Webster	25,000	25,000	Nil	Nil

Total	2,375,000	2,375,000

Footnotes:

  Lillianna Fronzo, the owner of 25,000 shares of our common stock, is the sister of Michele Fronzo, our Sole Director and President. Each of these shareholders has no beneficial interest in the other party's respective holdings.

  Bernardo Morello, the owner of 25,000 shares of our common stock, is the brother of Gaetano Morello, the owner of 25,000 shares of our common stock. Each of these shareholders has no beneficial interest in the other party's respective holdings.

  Mario Trivisano, the owner of 125,000 shares of our common stock, is the brother of Tony Trivisano, the owner of 125,000 shares of our common stock. Each of these shareholders has no beneficial interest in the other party's respective holdings.

Other than detailed in the footnotes above, we are not aware of any family relationships among selling shareholders.

Except as indicated above, the named shareholders beneficially own and have sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. There percentages are based on 5,875,000 shares of common stock outstanding on the date of this prospectus. The selling shareholders named in this prospectus are offering a total of 2,375,000 shares of common stock which represents 40% of our outstanding common stock on the date of this prospectus.

Except as indicated above, none of the selling shareholders or their beneficial owners:

  has had a material relationship with us other than as a shareholder at any time within the past three years; or

  has ever been one of our officers or directors;

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

  On such public markets or exchanges as the common stock may from time to time be trading;

  In privately negotiated transactions;

  Through the writing of options on the common stock;

  In short sales; or

  In any combination of these methods of distribution.

No public market currently exists for our shares of common stock. We intend to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board. The OTC Bulletin Board is a securities market but should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far less restrictions and regulations than are companies traded on the NASDAQ market. However there is no assurance that we can be traded on the OTC Bulletin Board and the NASD, which regulates the OTC Bulletin Board, has applied to the SEC to allow additional restrictions and requirements upon the part of OTC Bulletin Board securities. We currently do not meet either the existing requirements or the proposed additional restrictions and requirements of the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling shareholders are required to sell our shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board. Thereafter, the sales price offered by the selling shareholders to the public may be:

  The market price prevailing at the time of sale;

  A price related to such prevailing market price; or

  Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. A description of the selling limitations defined by Rule 144 can be located on page 33 of this prospectus.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer’s commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

If our selling shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

  Not engage in any stabilization activities in connection with our common stock;

  Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

  Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

  contains a description of the broker's or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

  contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

  contains a toll-free telephone number for inquiries on disciplinary actions;

  defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

  contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

  with bid and offer quotations for the penny stock;

  the compensation of the broker-dealer and its salesperson in the transaction;

  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

  monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Legal Proceedings

We have no legal proceedings that have been or are currently being undertaken for or against us nor are any contemplated.

Directors, Executive Officers, Promoters and Control Persons

The sole Director and Officer currently serving our Company is as follows:

Name	Age	Positions Held and Tenure
Michele Fronzo	46	President, Chief Financial Officer and Director since May 28, 2004

The sole Director named above will serve until the next annual meeting of the stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated.

Biographical information

Michele Fronzo

Mr. Fronzo has acted as our sole Director and Officer since our inception on May 28, 2004. Mr. Fronzo was employed by Intertek Caleb Brett as a quality control technician from 1983 to July 2002. At Intertek Caleb Brett, Mr. Fronzo was responsible for conducting quality tests on products being shipped through the Port of Vancouver such as coal and potash. Intertek Caleb Brett provides laboratory testing, laboratory outsourcing, cargo inspection and certification services for clients in over 118 nations. Interek Caleb Brett has over 5,800 employees worldwide, and is a division of Interek Group, Plc. From July 2002 to May 2004 Mr. Fronzo was on worker's compensation due to a work related injury.

From May 2004 to the present, Mr. Fronzo has been employed by the British Columbia Maritime Employers Association. Mr. Fronzo works as a longshoreman and is responsible for operation of container moving equipment at the Port of Vancouver. The British Columbia Maritime Employers Association provides labor services to the Port of Vancouver.

Significant Employees and Consultants

We have no significant employees other than Mr. Fronzo who is our sole Director and Officer. For our accounting requirements we utilize the consulting services of Lancaster & David, Chartered Accountants of Vancouver, Canada to assist in the preparation of our interim financial statements in accordance with accounting principles generally accepted in the United States.

Conflicts of Interest

Though Mr. Fronzo does not work with any other mineral exploration companies other than ours, he may in the future. We do not have any written procedures in place to address conflicts of interest that may arise between our business and the future business activities of Mr. Fronzo.

Audit Committee Financial Expert

We do not have a financial expert serving on an audit committee. We do not have an audit committee because we are a start-up exploration company and have no revenue.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the date of this registration statement, the number of shares of Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5% or more of the outstanding common stock of our company.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Owned Beneficially	Percent of Class Owned Prior To This Offering
Common Stock	Michele Fronzo President, Principal Financial Officer, Principal Accounting Officer and Director 1530 Duthie Avenue Burnaby, British Columbia Canada, V5A 2R6	3,500,000	60%

Title of Class	Security Ownership of Management	Number of Shares Owned Beneficially	Percent of Class Owned Prior To This Offering
Common Stock	All executive officers and directors as a group	3,500,000	60%

The percent of class is based on 5,875,000 of common stock issued and outstanding as of August 31, 2005.

The person listed is the sole Director and Officer of our company and has full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or a group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares power to vote or to direct the voting of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

General

Our authorized capital stock consists of 75,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As at the date of this prospectus, 5,875,000 shares of common stock are issued and outstanding and held by 36 shareholders of record. In the opinion of our securities lawyer, all of this common stock has been validly issued, is fully paid and is non-assessable.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of a majority of shares of common stock issued and outstanding, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate prorata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no preemptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of the date of this prospectus, there is no preferred stock issued or authorized.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase our securities. We may, however, issue warrants to purchase our securities in the future.

Options

As of the date of this prospectus, there are no options to purchase our securities outstanding. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

Nevada Anti-Takeover Laws

The provisions of the Nevada Revised Statutes (NRS) sections 78.378 to 78.3793 apply to any acquisition of a controlling interest in an certain type of Nevada corporation known as an “Issuing Corporation”, unless the articles of incorporation or bylaws of the corporation in effect the tenth day following the acquisition of a controlling interest by an acquiring person provide that the provisions of those sections do not apply to the corporation, or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

The provisions of NRS 78.378 to NRS 78.3793 do not restrict the directors of an “Issuing Corporation” from taking action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting or signing plans, arrangements or instruments that deny rights, privileges, power or authority to a holders of a specified number of shares or percentage of share ownership or voting power.

An “Issuing Corporation” is a corporation organized in the state of Nevada and which has 200 or more stockholders of record, with at least 100 of whom have addresses in the state of Nevada appearing on the stock ledger of the corporation and does business in the state of Nevada directly. As we currently have less than 200 stockholders the statute does not currently apply to us.

If we do become an “Issuing Corporation” in the future, and the statute does apply to us, our sole director Mr. Fronzo on his own will have the ability to adopt any of the above mentioned protection techniques whether or not he owns a majority of our outstanding common stock, provided he does so by the specified tenth day after any acquisition of a controlling interest.

Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Joseph I. Emas, our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus have been audited by Manning Elliott LLP, Chartered Accountants, of Vancouver, Canada to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The geological report for the De Beira 1 mineral claim was prepared by Erik A. Ostensoe, P. Geo., and the summary information of the geological report disclosed in this prospectus is in reliance upon the authority and capability of Mr. Ostensoe as a Professional Geoscientist.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Organization Within Last Five Years

We were incorporated on May 28, 2004 under the laws of the state of Nevada. On the date of our incorporation, we appointed Michele Fronzo as our Director. On May 28, 2004, Mr. Fronzo was appointed President, Principal Financial Officer, Principal Accounting Officer and Secretary of our company. Mr. Fronzo may be deemed to be our promoter. On May 20, 2005 we staked a 389 hectare (approximately 960 acres) mineral claim in the Province of British Columbia, Canada using an online staking system operated by the government of British Columbia. The claim is registered in the name of Mr. Fronzo, who has executed a trust agreement whereby Mr. Fronzo agrees to hold the claim in trust for us.

Description of Business

Business Development

We are a gold exploration company and were incorporated on May 28, 2004 and on May 20, 2005 we staked a 389 hectare (approximately 960 acres) mineral claim in the Province of British Columbia, Canada using an online staking system operated by the Province of British Columbia.

Our President, Mr. Fronzo, has had an interest in British Columbia mineral exploration for approximately five years and decided to start our mineral exploration company in May 2004 after hearing news that the Province of British Columbia was planning to introduce an online staking system. The online staking system went live on January 12, 2005 and British Columbia's first online staking rush ensued. After doing his own research, attending local mining conferences and self training on the online staking system, Mr. Fronzo felt that he had located some interesting unstaked ground near Atlin, British Columbia close to the Yukon border. On May 20, 2005, he staked 24 units in a single mineral claim and named it “De Beira 1” for us. The tenure number of the mineral claim is 513135. Mr. Fronzo has no previous experience exploring for minerals or operating a mining company.

Under the British Columbia Mineral Tenure Act, title to British Columbia mineral claims can only be held by individuals or British Columbia corporations. Because of this regulation, our President is holding the mineral claim in trust for us until we can determine whether there is a commercially viable gold deposit on our claim. If we determine that there is a commercially viable gold deposit on our claim we will incorporate a British Columbia subsidiary to hold title to the claim and our President will transfer the mineral claim to the subsidiary. The transfer will be at no cost to us other than the costs associated with the incorporation of the British Columbia subsidiary.

In June 2005, we engaged a professional geoscientist named Erik A. Ostensoe who is familiar with the Atlin area to develop on report about our De Beira 1 claim. Mr. Fronzo was introduced to Mr. Ostensoe at a mining conference in Kamloops, British Columbia in April 2005. The report entitled “Review of De Beira 1 Claim” dated June 14, 2005 describes the mineral claim, the regional geology, the mineral potential of the claim and recommendations how we should explore the claim.

The potential economic significance of the mineral claim is that according to our consulting geologist's report, our mineral claim is in such a location that is generally considered to be highly prospective for the location of metallic mineral deposits. Also, the area is difficult to access and has not been as thoroughly prospected as have more accessible sites. Additionally, recent warming trends have resulted in significant retreat of glaciers and snowfields and exposed much previously unexposed bedrock that may reward prospecting.

Our cost to stake the claim was $126 and the cost of the report prepared by Erik A. Ostensoe was $387. However, we will incur much more significant expenses in order to explore our claim as described in our Plan of Operation.

Location and Means of Access to the De Beira 1 Mineral Claim

The De Beira 1 mineral claim is located south-southeast of Partridge Lake. The claim is approximately 30 miles northwest of the town of Atlin, British Columbia and approximately 50 miles south of Whitehorse, Yukon. Carcross, Yukon, the nearest highway point is approximately 30 miles northeast and the route of historic White Pass and Yukon Railway passes approximately 10 miles east of the claim. The former settlement of Gault is located on the east shore of Partridge Lake and is approximately 2 miles to the north of the claim. The general location of the claim is shown on Map 1 below.

The De Beira 1 mineral claim centers on latitude 59° 56' North and longitude 135° 10' West. The claim is located in rugged alpine terrain with the lower elevations being about 3,300 feet and the higher ridge rises to more than 6,500 feet. The area is partly defined by the valley of Partridge Lake which lies to the west and an easterly trending valley that passes immediately south of the claim.

The De Beira 1 mineral claim, because it is located at high elevation in alpine and dissected plateau terrain, is for practical purposes best accessed by helicopter. Overland access from Partridge Lake, although strenuous, is also a choice and Partridge Lake is suitable for use by float-equipped aircraft.

Map 1 – Location of the De Beira 1 Mineral Claim

De Beira 1 Mineral Claim Description

Our De Beira 1 mineral claim is unencumbered and in good standing and there are no third party conditions which affect the claim other than conditions defined by the Province of British Columbia described below. The claim is an area of 389 hectares, which is equivalent to 960 acres. We have no insurance covering the claim. We believe that no insurance is necessary since the claim is unimproved and contains no buildings or improvements. The tenure number, claim name, owner, good to date, status, and area as typically recorded in British Columbia is as follows:

Tenure Number	Claim Name	Owner	Good to Date	Status	Area (Hectares)
513135	De Beira 1	200551 100%	2006/May/20	Good	389.401

There is no assurance that a commercially viable gold deposit exists on the claim. Exploration will be required before an evaluation as to the economic feasibility of the claim is determined. It is our intention to incorporate a British Columbia subsidiary company and record the deed of ownership in the name of our subsidiary if gold is discovered on the claim and it appears that it would be economically viable to commercially mine the claim. Our consulting geologist has written a report and provided us with recommendations of how we should explore our claim. Until we can validate otherwise, the property is without known reserves and we are planning a three phase exploration program as recommended by our consulting geologist. We have not commenced any exploration or work on the claim.

Conditions to Retain Title to De Beira 1 Mineral Claim

The De Beira 1 mineral claim has an expiry date of May 20, 2006 and in order to maintain the tenure in good standing it will be necessary for us to coordinate an agent to perform and record valid exploration work with value of CDN$4 per hectare in anniversary years 1, 2, and 3, and CDN$8 per hectare in subsequent years or pay the equivalent sum to the Province of British Columbia in lieu of work. Failure to perform and record valid exploration work or pay the equivalent sum to the Province of British Columbia on the anniversary dates will result in forfeiture of title to the claim.

History of the De Beira 1 Mineral Claim Area

According to the report prepared by our consulting geologist, the area is in proximity to the historic Chilkoot Pass access route to the Yukon, later followed by the White Pass and Yukon railway, and was undoubtedly prospected by argonauts and other fortune seekers who diverted from the Klondike trek. It is a matter of record that to the north is the Wheaton River gold-silver district and the Venus silver mine. To the south, is the Engineer gold mine and Atlin placer gold district. These areas were located prior to 1910.

The present area of the De Beira 1 claim is recorded to have a mineral showing in provincial government records known as MINFILE. The MINFILE record indicates that an area on our claim was explored 1988 by an unknown previous prospector or exploration company and data was recorded and classified as a mineral showing in the provincial records. The De Beira 1 area is not known to have been prospected in recent years.

Present Condition of the De Beira 1 Mineral Claim

The De Beira 1 claim was located by online staking and we do not know the present condition of the claim because we have yet to go on site. However, according to our geological report we should expect to find rugged alpine terrain. There is no equipment, infrastructure or electricity on the claim.

Geology of the De Beira 1 Mineral Claim

The De Beira 1 mineral claim is the subject of a geological report prepared by Erik A. Ostensoe, P. Geo., dated June 14, 2005. Mr. Ostensoe has not been on the De Beira 1 claim, but he is familiar with the Atlin mining district and has reviewed various government publications, maps, and reports to determine the geology of the De Beira 1 claim. Our geological report indicates our claim is situated in volcanic rocks that are surrounded by various granitic members of the Coast Plutonic Complex. Such a location is generally considered to be highly prospective for the location of metallic mineral deposits. Recent warming trends have resulted in significant retreat of glaciers and snowfields, and has exposed much previously unexposed bedrock that may reward prospecting.

Competitive Conditions

The mineral exploration business is an extremely competitive industry. We are competing with many other exploration companies looking for minerals. We are one of the smallest exploration companies and a very small participant in the mineral exploration business. Being a junior mineral exploration company, we compete with other companies like ours for financing and joint venture partners. Additionally, we compete for resources such as professional geologists, camp staff, helicopters and mineral exploration supplies.

Raw Materials

The raw materials for our exploration program will be items including camp equipment, sample bags, first aid supplies, groceries and propane. All of these types of materials are readily available in either the city of Vancouver or town of Atlin in British Columbia, Canada from a variety of suppliers.

Dependence on Major Customers

We have no customers.

Intellectual Property and Agreements

We have no intellectual property such as patents or trademarks. Additionally, we have no royalty agreements or labor contracts.

Government Approvals and Regulations

We will be required to comply with all regulations defined in the Mineral Tenure Act for the Province of British Columbia. The Act is well defined by the Province of British Columbia and is available from us upon request.

The effect of these existing regulations on our business is that we are able to carry out our exploration program as we have described in this prospectus. However, it is possible that a future government could change the regulations that could limit our ability to explore our claim, but we believe this is highly unlikely.

Research and Development Expenditures

We have not incurred any research or development expenditures since our inception on May 28, 2004.

Costs and Effects of Compliance with Environmental Laws

We currently have no costs to comply with environmental laws concerning our exploration program.

Employees

We do not have any employees other than Mr. Fronzo. We intend to retain the services of independent geologists, prospectors and consultants on a contract basis to conduct the exploration programs on our De Beira 1 mineral claim.

Reports to Security Holders

We are not required to deliver an annual report to security holders. However, we intend to voluntarily send an annual report to security holders and this annual report will include audited financial statements.

This prospectus and exhibits will be contained in a Form SB-2 registration statement that will be filed with the Securities and Exchange Commission. We will become a reporting company after this prospectus has been declared effective by the Securities and Exchange Commission (“SEC”). As a reporting company we will file quarterly, annual, beneficial ownership and other reports with the SEC. However, unless we have the requisite number of shareholders we are only obliged to report to the SEC for one year.

You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You may obtain information from the Public Reference Room by calling the SEC at 1-800-SEC-0330. Since we are an electronic filer, the easiest way to access our reports is through the SEC's Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Management's Discussion and Analysis

Plan of Operation

Exploration Plan

Our plan of operation for the next twelve months is to complete the following objectives within the time periods specified, subject to our obtaining any additional funding necessary for the continued exploration of our De Beira 1 mineral claim. We have enough funds to complete our Phase One exploration program. We do not have enough funds to complete our Phase Two or Phase Three programs which we would plan to start in the summer of 2007 if the results of our Phase One exploration program are encouraging. The following is a brief summary of our three phase exploration program:

  As recommended by our consulting geologist, we plan to perform preliminary work by reviewing publicly available information published by the Province of British Columbia. This work will be conducted by a geologist or experienced prospector who we would contract to perform the task. This preliminary work is expected to cost approximately CDN$1,600.

  As recommended by our consulting geologist, we plan to conduct the first phase of our three phase exploration program starting on June 1, 2006. This Phase One exploration program is expected to cost approximately CDN$20,500.

  We will review the results of the Phase One exploration program in the winter of 2006. If we are able to identify favorable rock formations and structures with elevated metal values we will plan and conduct a Phase Two program. Our consulting geologist has indicated that we should budget approximately CDN$80,000 for our Phase Two program. If we proceed with a Phase Two program we would do so in June 2007.

  In the case that the Phase Two exploration program takes place, we will review its results in winter 2007. If we are able to continue to confirm elevated metal values at specific hand drilled targets we would consider Phase Two a success and would plan for a Phase Three exploration program. The Phase Three exploration program have a substantial cost associated with it, due to the fact that there would be major expenditures for geophysical surveys followed by drilling. At this stage, we would seek to link with a major resource company in a joint venture relationship in recognition of financing requirements. If we go ahead with the Phase Three exploration plan it would commence in June 2008.

As at August 31, 2005, we had a cash balance of $46,011. We have enough cash on hand to complete only our Phase One exploration program. If the results of the Phase One exploration program are encouraging, we will have to raise additional funds starting in January 2007 so that Phase Two exploration could commence in June 2007.

During the next 12 months, we do not anticipate generating any revenue. We anticipate that any additional funding will come from equity financing from the sale of our common stock or sale of part of our interest in the De Beira 1 mineral claim. If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our company. We do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our Phase Two and Phase Three exploration programs. In the absence of such financing, our business will fail.

We may consider entering into a joint venture partnership by linking with a major resource company to provide the required funding to complete our Phase Two and Phase Three exploration programs. We have not undertaken any efforts to locate a joint venture partner for Phase Two or Phase Three. If we enter into a joint venture arrangement, we will assign a percentage of our interest in the De Beira 1 claim to the joint venture partner.

Based on the nature of our business, we anticipate incurring operating losses in the foreseeable future. We base this expectation, in part, on the fact that very few mineral claims in the exploration stage ultimately develop into producing, profitable mines. Our future financial results are also uncertain due to a number of factors, some of which are outside our control. These factors include, but are not limited to:

  our ability to raise additional funding;

  the market price for gold;

  the results of our proposed exploration programs on the mineral property; and

  our ability to find joint venture partners for the development of our property interests

Due to our lack of operating history and present inability to generate revenues, our auditors have stated their opinion that there currently exists substantial doubt about our ability to continue as a going concern.

Payment in Lieu of Work

Since the next anniversary date of our claim is May 20, 2006 we will have to pay the Province of British Columbia CDN$1,560 in lieu of filing exploration expenses in order to keep our claim in good standing. This is because we are not able to explore our claims until June 1, 2006 due to snow in the area.

Transportation Purchase Plan

The transportation costs of Phase One is comprised of transportation from Vancouver to the town of Atlin and helicopter service from Atlin to the De Beira 1 mineral claim. For Phase One we expect to pay CDN$2,000 to mobilize and demobilize to the Atlin area and CDN$6,600 to allow for six helicopter round trips from Atlin to the De Beira 1 mineral claim. If we are able to hire prospectors from the Atlin area we will be able to eliminate the Vancouver to Atlin transportation cost.

Equipment Purchase Plan

We will purchase camp equipment and prospecting supplies for the Phase One exploration program. The expected cost of the camp equipment such as tents, stove, and other typical camping equipment will be CDN$600. The expected cost of the prospecting equipment including sample containers, flagging, belt chain thread, first aid supplies, and general prospecting tools will be CDN$400.

Consumable Purchase Plan

We will purchase consumables including groceries and propane to provide for 2 persons for 20 days for the Phase One exploration program. The expected cost of these consumables will be CDN$1,500.

Employee Hiring (Labor) Plan

We will not hire any employees. We will use two consulting prospectors to perform our Phase One exploration program. The expected cost of the each prospector is CDN$200 per day. We are budgeting to pay each prospector for 20 days to conduct the Phase One exploration program. The expected cost of labor for Phase One and will be CDN$8,000.

Sample Analysis Plan

We plan to allow for the analysis for up to 70 samples. Each of these analysis costs CDN$20 per sample. The expected cost for sample analysis will be CDN $1,400 for the Phase One exploration program.

Phase One Exploration Cost Review

The costs described which include transportation, equipment, consumables, labor, and sample analysis make up the entire cost of our Phase One exploration program. All the costs described above are estimated so we will provide a 15% contingency allowance for unanticipated and wrongly estimated costs. The table below summarizes the cost estimate for the Phase One exploration program.

Phase One Exploration Items	Cost Estimate CDN$
Transportation	$8,600
Equipment	$1,000
Consumables	$1,500
Labor	$8,000
Sample Analysis	$1,400
Contingency at 15%	$3,075
Phase One Total	23,575

Accounting and Audit Plan

We intend to continue to have our outside consultant assist in the preparation of our quarterly and annual financial statements and have these financial statements reviewed or audited by our independent auditor. Our outside consultant is expected to charge us approximately $1,000 to prepare our quarterly financial statements and approximately $1,250 to prepare our annual financial statements. Our independent auditor is expected to charge us approximately $1,250 to review our quarterly financial statements and approximately $4,000 to audit our annual financial statements. In the next twelve months, we anticipate spending approximately $12,000 to pay for our accounting and audit requirements.

SEC Filing Plan

We intend to become a reporting company in 2006 after our SB-2 is declared effective. This means that we will file documents with the US Securities and Exchange Commission on a quarterly basis. We expect to incur filing costs of approximately $1,000 per quarter to support our quarterly and annual filings. In the next twelve months, we anticipate spending approximately $6,000 for legal costs to pay for three quarterly filings, one annual filing, a 424B4 final prospectus filing, and a Form 8-A filing in order to complete registration our common stock.

Results of Operations

We have had no operating revenues since our inception on May 28, 2004, through to August 31, 2005. Our activities have been financed from the proceeds of share subscriptions. From our inception, on May 28, 2004 to August 31, 2005 we have raised a total of $46,750 from private offerings of our common stock.

For the period from inception on May 28, 2004, to August 31, 2005, we incurred total expenses of $16,269. These expenses included $5,500 in professional fees. We also expensed a total of $6,000 for donated services and $3,000 for donated rent both provided by our President. We had general and administrative expenses of $1,643. Finally, we expensed $126 in mineral property costs represented by the online staking fees for our claim.

For the year ended August 31, 2005, we incurred total expenses of $15,769. These expenses included $5,000 in professional fees. We also expensed a total of $6,000 for donated services and $3,000 for donated rent both provided by our President. We had general and administrative expenses of $1,643. Finally, we expensed $126 in mineral property costs represented by the online staking fees for our claim.

For the period from inception, May 28, 2004 to August 31, 2004, we incurred total expenses of $500. These expenses were comprised entirely of $500 in professional fees.

Liquidity and Capital resources

At August 31, 2005, we had a cash balance of $46,011.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of the De Beira 1 mineral claim and our business will fail.

Off-balance sheet arrangements

We have no off-balance sheet arrangements including arrangements that would effect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Forward-looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Description of Property

Our executive offices are located at 1530 Duthie Avenue, Burnaby, British Columbia, Canada, V5A 2R6. Our President, Michele Fronzo, currently provides this space to us free of charge. This space may not be available to us free of charge in the future.

We also have a mineral claim located in the Atlin Mining Division, British Columbia, Canada as described in the section “Description of Business”.

Certain Relationships and Related Transactions

On May 28, 2004, we issued 500,000 shares of common stock to our sole Director and Officer, Michele Fronzo for reimbursement of legal expenses of $500 incurred on our behalf. Also, on March 22, 2005, Mr. Fronzo acquired 3,000,000 shares of our common stock at a price of $0.001 for proceeds of $3,000.

In return for Mr. Fronzo holding the De Beira 1 mineral claim in trust for us, we have agreed to make payments on behalf of Mr. Fronzo to keep the claim on good standing with the Province of British Columbia. We anticipate the amount of the payments to be made on behalf of Mr. Fronzo to be CDN$1,560 annually.

Mr. Fronzo donates services and rent to us that are recognized on our financial statements. From inception on May 28, 2004 to August 31, 2005, we recognized a total of $6,000 for donated services at $500 per month and $3,000 for donated rent at $250 per month.

Except as noted above, none of the following parties has, since our inception on May 18, 2004, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;

  Any person proposed as a nominee for election as a director;

  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

  Any of our promoters;

  Any relative or spouse of any of the foregoing persons who has the same house as such person.

The promoter of our company is Michele Fronzo. Except for the transactions with Mr. Fronzo noted above, there is nothing of value to be received by each promoter, either directly or indirectly, from us. Additionally, except for the transactions noted above, there have been no assets acquired or are any assets to be acquired from each promoter, either directly or indirectly, from us.

Market for Common Equity and Related Stockholder Matters

Market Information

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board (OTCBB) upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTCBB or, if traded, that a public market will materialize.

We have no common stock that is subject to outstanding warrants to purchase or securities that are convertible to our common stock.

As of August 31, 2005 we had 5,875,000 shares of our common stock outstanding of which 2,375,000 shares are owned by non-affiliate shareholders and 3,500,000 shares that are owned by our sole Director and Officer who is an affiliates.

Subject to the Rule 144 volume limitations described in the paragraph below there are:

  500,000 shares of our common stock owned by Mr. Fronzo that can begin to be sold pursuant to Rule 144 on May 28, 2005; and

  3,000,000 shares of our common stock owned by Mr. Fronzo that can begin to be sold pursuant to Rule 144 on March 22, 2006.

Rule 144 Shares

Under Rule 144 a shareholder, including an affiliate of our company, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or an affiliate of our company. Rule 144 further restricts the number of shares of common stock which may be sold within any three-month period to the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of our company, and who has not been an affiliate of our company for 90 days prior to the sale, and who has beneficially owned shares acquired from our company or an affiliate of our company for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.

Holders of Our Common Stock

As of August 31, 2005 we have 36 holders of our common stock.

Equity Compensation Plans

We have no equity compensation program including no stock option plan and none are planned for the foreseeable future.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other person.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

  we would not be able to pay our debts as they become due in the usual course of business; or

  our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Officer for all services rendered in all capacities to us for the fiscal periods indicated.

Name and Principal Position	Fiscal Year	Annual Compensation			Long Term Compensation			All Other Compensation ($)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Awards		Payouts
					Restricted Stock Awards ($)	Securities Underlying Options/SARS (#)	LTIP Payouts ($)
Michele Fronzo, President[1]	2004[2]	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Michele Fronzo, President	2005[3]	Nil	Nil	Nil	Nil	Nil	Nil	Nil

[1] Appointed President on May 28, 2004
[2] For the period from inception on May 28, 2004 to August 31, 2004
[3] For the period from September 1, 2004 to August 31, 2005

None of our directors have received monetary compensation since our inception to the date of this prospectus. We currently do not pay any compensation to our directors serving on our board of directors.

Stock Option Grants

We have not granted any stock options to the executive officers since our inception on May 28, 2004.

Employment Agreements

Currently, we do not have an employment agreement or consulting agreement with Mr. Fronzo and we do not pay any salary to him. There is an understanding between our company and Mr. Fronzo that he will work for us at no cost. He will not be compensated for past, current, or future work.

Financial Statements

De Beira Goldfields Inc.
(An Exploration Stage Company)

August 31, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
De Beira Goldfields Inc. (An Exploration Stage Company)

We have audited the accompanying balance sheets of De Beira Goldfields Inc. (An Exploration Stage Company) as of August 31, 2005 and 2004 and the related statements of operations, cash flows and stockholders’ equity for the year ended August 31, 2005 and the period from May 28, 2004 (Date of Inception) to August 31, 2004 and accumulated for the period from May 28, 2004 to August 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of De Beira Goldfields Inc. (An Exploration Stage Company) as of August 31, 2005 and 2004, and the results of its operations and its cash flows for the year ended August 31, 2005 and the period from May 28, 2004 (Date of Inception) to August 31, 2004 and accumulated for the period from May 28, 2004 to August 31, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues and has incurred a loss from operations since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada
November 15, 2005

De Beira Goldfields Inc.
(An Exploration Stage Company)
Balance Sheets
(Expressed in US dollars)

	August 31, 2005 $	August 31, 2004 $
ASSETS
Current Assets
Cash	46,011	−
Total Assets	46,011	−

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	950	−
Accrued liabilities	5,000	−
Due to related parties (Note 3)	80	−
Total Liabilities	6,030	−
Contingencies and Commitments (Notes 1)
Stockholders’ Equity
Common Stock, 75,000,000 shares authorized, $0.001 par value 5,875,000 shares issued and outstanding	5,875	500
Additional Paid in Capital	41,375	−
Donated Capital (Note 3)	9,000	−
Deficit Accumulated During the Exploration Stage	(16,269)	500
Total Stockholders’ Equity	39,981	−
Total Liabilities and Stockholders’ Equity	46,011	−

(The accompanying notes are an integral part of the financial statements)

De Beira Goldfields Inc.
(An Exploration Stage Company)
Statements of Operations
(Expressed in US dollars)

	Accumulated From May 28, 2004 (Date of Inception) to August 31, 2005 $	For the Year Ended August 31, 2005 $	From May 28, 2004 (Date of Inception) to August 31, 2004 $
Revenue	−	−	−

Expenses
Donated rent (Note 3)	3,000	3,000	−
Donated services (Note 3)	6,000	6,000	−
General and administrative	1,643	1,643	−
Mineral property costs (Note 4)	126	126	−
Professional fees	5,500	5,000	500
Total Expenses	16,269	15,769	500
Net Loss	(16,269)	(15,769)	500
Net Loss Per Share – Basic and Diluted		(0.01)	−
Weighted Average Shares Outstanding		2,625,000	500,000

(The accompanying notes are an integral part of the financial statements)

De Beira Goldfields Inc.
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in US dollars)

	Accumulated From May 28, 2004 (Date of Inception) to August 31, 2005 $	For the Year Ended August 31, 2005 $	From May 28 , 2004 (Date of Inception) to August 31, 2004 $
Cash Flows Used in Operating Activities
Net loss	(16,269)	(15,769)	500
Adjustments to reconcile net loss to cash
Expenses paid by issue of common stock	500	−	500
Donated services and expenses	9,000	9,000	−
Change in operating assets and liabilities
Increase in accounts payable and accrued liabilities	5,950	5,950	−
Net Cash Used in Operating Activities	(819)	(819)	−
Cash Flows From Financing Activities
Advances from related party	80	80	−
Proceeds from issuance of common stock	46,750	46,750	−
Net Cash Flows Provided by Financing Activities	46,830	46,830	−
Increase in Cash	46,011	46,011	−
Cash - Beginning of Period	−	−	−
Cash - End of Period	46,011	46,011	−

Non-Cash Financing and Investing Activities
Issue of common stock for expenses	500	−	500

Supplemental Disclosures
Interest paid	−	−	−
Income taxes paid	−	−	−

(The accompanying notes are an integral part of the financial statements)

De Beira Goldfields Inc.
(An Exploration Stage Company)
Statement of Stockholders’ Equity
For the Period from May 28, 2004 (Date of Inception) to August 31, 2005
(Expressed in US dollars)

	Common Stock #	Amount $	Additional Paid-in Capital $	Donated Capital $	Deficit Accumulated During the Exploration Stage $	Total $
Balance – May 28, 2004 (Date of Inception)	–	–	–	–	–	–
Issuance of common stock for expenses at $0.001 per share	500,000	500	–	–	–	500
Net loss	–	–	–	–	(500)	(500)
Balance – August 31, 2004	500,000	500	–	–	(500)	–
Issuance of common stock for cash
- at $0.001 per share	3,000,000	3,000	–	–	–	3,000
- at $0.01 per share	1,875,000	1,875	16,875			18,750
- at $0.05 per share	500,000	500	24,500	–	–	25,000
Donated services and expenses	–	–	–	9,000	–	9,000
Net loss	–	–	–	–	(15,769)	(15,769)
Balance – August 31, 2005	5,875,000	5,875	41,375	9,000	(16,269)	39,981

(The accompanying notes are an integral part of the financial statements)

De Beira Goldfields Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
August 31, 2005

  Exploration Stage Company

The Company was incorporated in the State of Nevada on May 28, 2004. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting for Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. As at August 31, 2005, the Company has accumulated losses of $16,269 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company plans to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 2,375,000 shares of common stock for resale by existing stockholders of the Company at $0.05 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

  Summary of Significant Accounting Policies

  Basis of Presentation

  These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is August 31.

  Use of Estimates

  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Basic and Diluted Net Income (Loss) Per Share

  The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

  Comprehensive Loss

  SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at August 31, 2005 and 2004, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

  Cash and Cash Equivalents

  The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

De Beira Goldfields Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
August 31, 2005

  Summary of Significant Accounting Policies (continued)

  Mineral Property Costs

  The Company has been in the exploration stage since its formation on May 28, 2004 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

  Financial Instruments

  Financial instruments, which include cash, accounts payable and accrued liabilities, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company’s operations are in Canada, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

  Income Taxes

  Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

  Foreign Currency Translation

  The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

  Recent Accounting Pronouncements

  In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

  In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

De Beira Goldfields Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
August 31, 2005

  Summary of Significant Accounting Policies (continued)

  Recent Accounting Pronouncements (continued)

  In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

  In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

  Related Party Balances/Transactions

  During the year ended August 31, 2005, the Company recognized a total of $6,000 for donated services at $500 per month and $3,000 for donated rent at $250 per month provided by the President of the Company.

  During the year ended August 31, 2005, the President of the Company provided a cash advance of $80. The advance is unsecured, non-interest bearing and has no specific terms of repayment.

  During the year ended August 31, 2005, the Company entered into a trust agreement with the President of the Company. Refer to Note 4.

  On May 28, 2004, the Company issued 500,000 shares of common stock to the President for reimbursement of legal expenses of $500 incurred on behalf of the Company.

  Mineral Properties

  During the year ended August 31, 2005, the Company staked the De Beira 1 mineral claim, located in British Columbia, Canada. The claim is registered in the name of the President of the Company, who has executed a trust agreement whereby the President agreed to hold the claim in trust on behalf of the Company.

  Common Shares

  On June 30, 2005, the Company issued 500,000 shares of common stock at a price of $0.05 per share for cash proceeds of $25,000.

  On April 15, 2005, the Company issued 1,875,000 shares of common stock at a price of $0.01 per share for cash proceeds of $18,750.

  On March 22, 2005, the Company issued 3,000,000 shares of common stock at a price of $0.001 per share for cash proceeds of $3,000.

  On May 28, 2004, the Company issued 500,000 shares of common stock to the President of the Company for reimbursement of legal expenses of $500 incurred on behalf of the Company.

De Beira Goldfields Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
August 31, 2005

  Income Taxes

  Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $7,300, which commence expiring in 2025. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. For the year ended August 31, 2005 and 2004, the valuation allowance established against the deferred tax assets increased by $2,390 and $170, respectively.

  The components of the net deferred tax asset at August 31, 2005 and 2004, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

	August 31, 2005 $	August 31, 2004 $
Net Operating Losses	7,300	500
Statutory Tax Rate	35%	34%
Effective Tax Rate	–	–
Deferred Tax Asset	2,560	170
Valuation Allowance	(2,560)	(170)
Net Deferred Tax Asset	–	–

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

Since inception on May 28, 2004, there were no disagreements with our accountants on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure. In addition, there were no reportable events as described in Item 304(a)(1)(iv)(B)1 through 3 of Regulation S-B that occurred within our two most recent fiscal years and the subsequent interim periods.

Dealer Prospectus Delivery Obligation

Until [180 days from the effective date of this prospectus], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II - Information Not Required In Prospectus

Indemnification of Directors and Officers

As permitted by Nevada law, our Articles of Incorporation provide that we will indemnify our directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been directors or officers of us, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Exclusion of Liabilities

Pursuant to the laws of the State of Nevada, our Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 7-106-401 of the Nevada Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director's liability under federal or applicable state securities laws.

Disclosure of Commission position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

SEC Registration Fee	$13
Legal Fees and Expenses	$5,000
Accounting Fees and Expenses	$1,150
Auditor Fees and Expenses	$4,000
Electronic Filing Fees	$2,000
Printing Costs	$500
Courier Costs	$500
Transfer Agent Fees	$1,000
Total	$14,163

All amounts are estimates. We are paying all expenses listed above. None of the above expenses of issuance and distribution will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Recent Sales of Unregistered Securities

As of August 31, 2005 we have sold 5,875,000 shares of unregistered securities. All of these 5,875,000 shares were acquired from us in private placements that were exempt from registration under Regulation S of the Securities Act of 1933 and were sold to Canadian residents.

The shares include the following:

  On May 28, 2004, we issued 500,000 shares of common stock at a price of $0.001 per share for reimbursement of legal expenses of $500 incurred by our President on our behalf; and

  On March 22, 2005, we issued 3,000,000 shares of common stock at a price of $0.001 per share for cash proceeds of $3,000 to our President; and

  On April 15, 2005, we issued 1,875,000 shares of common stock to fifteen non-affiliate Canadian residents at a price of $0.01 per share for cash proceeds of $18,750; and

  On June 30, 2005, we issued 500,000 shares of common stock to twenty non-affiliate Canadian residents at a price of $0.05 per share for cash proceeds of $25,000.

With respect to all of the above offerings, we completed the offerings of the common stock pursuant to Rule 903 of Regulation S of the Act on the basis that the sale of the common stock was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the units. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. person. The subscription agreement executed between us and the investor included statements that the securities had not been registered pursuant to the Act and that the securities may not be offered or sold in the United States unless the securities are registered under the Act or pursuant to an exemption from the Act. The investor agreed by execution of the subscription agreement for the common stock: (i) to resell the securities purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion and Consent of Lawyer Joseph I. Emas
10.1	Trust Agreement
14.1	Financial Code of Ethics
23.1	Consent of Independent Auditor
23.2	Consent of Geologist

Undertakings

The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  Reflect in our prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Not withstanding the foregoing, any increase or decrease if the securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) 230.424(b) of this chapter if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  Include any additional or changed material information on the plan of distribution.

  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under that Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against the public policy as expressed in the Securities Act, and a will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Burnaby, Province of British Columbia on December 12, 2005.

De Beira Goldfields Inc.

By:

/s/ Michele Fronzo

Michele Fronzo
Director, President, Principal Financial Officer and Principal Accounting Officer.

In accordance with the requirements of Securities Act of 1933, this registration statement was signed by the following persons in the capacities and the dates stated:

/s/ Michele Fronzo

Michele Fronzo
Director, President, Principal Financial Officer and Principal Accounting Officer
December 12, 2005